Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS THIRD QUARTER RESULTS,

AS RECORD WEALTH MANAGEMENT FEE INCOME DRIVES TOTAL FEE

INCOME TO 34% OF TOTAL REVENUE

Bedminster, N.J. – October 28, 2021 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its third quarter 2021 results.

This earnings release should be read in conjunction with the Company’s Q3 2021 Investor Update (and Supplemental Financial Information), a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

For the nine months ended September 30, 2021, the Company recorded total revenue of $154.13 million, net income of $41.77 million and diluted earnings per share (“EPS”) of $2.15 compared to revenue of $143.22 million, net income of $23.16 million and diluted EPS of $1.22, respectively, for the same nine-month period ended September 30, 2020. The revenue improvement was driven by increased wealth management fee income, net interest income and gain on the sale of SBA loans, partially offset by reduced gain on sale of PPP loans.

For the quarter ended September 30, 2021, the Company recorded total revenue of $52.99 million, net income of $14.17 million and diluted earnings per share (“EPS”) of $0.74, compared to revenue of $52.36 million, net income of $13.55 million and diluted EPS of $0.71, respectively, for the same three-month period ended September 30, 2020.

The three and nine months ended September 30, 2020 included a $7.4 million gain on sale of PPP loans. The 2020 periods also included a much higher provision for loan losses than the 2021 periods, due to the environment in 2020 created by the COVID-19 pandemic, which led to increased qualitative loss factors when calculating the allowance for loan losses.

The September 2021 quarter included increased noninterest income (when excluding the $7.4 million gain on sale of PPP loans in 2020), principally record wealth management fee income and income from capital markets activities (which includes mortgage banking income, SBA loan income, and corporate advisory fee income) when compared to the same quarter in 2020.

The September 2021 quarter also included a $1.35 million swap valuation allowance recorded in operating expenses related to an allowance for termination of a loan level, back-to-back swap on a commercial real estate loan placed on nonaccrual status.

As previously disclosed, on January 28, 2021, the Company authorized the repurchase of up to 948,735 shares, or approximately 5% of its outstanding shares. During the third quarter of 2021 the Company purchased 227,060 shares at an average price of $32.73 for a total cost of $7.43 million. Through September 30, 2021, the Company has repurchased 619,815 shares at an average price of $31.33 for a total cost of $19.42 million, under the program.

Douglas L. Kennedy, President and CEO, said, “Our third quarter results showed continued growth in our wealth management and commercial banking businesses. Our pipelines for both of these businesses continue to be robust heading into the fourth quarter.”

Mr. Kennedy also said, “In addition to record growth in wealth management fees year-to-date in 2021, we also saw strong growth in revenue from our capital markets activities. Increases in these areas year-over-year more than offset the $7.4 million of gains generated in 2020 from PPP loan sales.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

September 2021 Year Compared to Prior Year

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$100.85	$95.87	$4.98	5%
Wealth management fee income (A)	39.03	30.07	8.96	30
Capital markets activity (B)	7.10	5.02	2.08	41
Other income (C)	7.15	12.26	(5.11)	(42)
Total other income	53.28	47.35	5.93	13
Operating expenses (A) (D)	94.46	85.71	8.75	10
Pretax income before provision for loan losses	59.67	57.51	2.16	4
Provision for loan and lease losses (E)	2.73	30.05	(27.32)	(91)
Pretax income	56.94	27.46	29.48	107
Income tax expense/(benefit) (F)	15.17	4.30	10.87	253
Net income	$41.77	$23.16	$18.61	80%
Diluted EPS	$2.15	$1.22	$0.93	76%

Total Revenue (G)	$154.13	$143.22	$10.91	8%

Return on average assets annualized	0.94%	0.54%	0.40
Return on average equity annualized	10.43%	6.07%	4.36

(A)

The September 2021 nine months included nine months of wealth management fee income and expense related to the December hires of the teams from Lucas Capital Management (“Lucas”) and Noyes Capital Management (“Noyes”) and three months of wealth management fee income and expense related to the July acquisition of Princeton Portfolio Strategies Group (“PPSG”).

(B)

Capital markets activity included fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory activities and mortgage banking activities. The September 2021 nine months included $1.3 million of corporate advisory fee income, the majority of which related to a large investment banking advisory event, which closed in the March 2021 quarter. There were no fees related to loan level back-to-back swap activities in the nine months ended September 30, 2021, compared to $1.6 million in the same 2020 period.

(C)

The 2021 nine months included a cost of $842,000 related to the termination of interest rate swaps; a $1.4 million gain on loans held at lower of cost or fair value; $722,000 of fee income related to the referral of PPP loans to a third party; and $455,000 of additional BOLI income related to receipt of life insurance proceeds.  The 2020 nine months included a $7.4 million gain on the sale of $355 million of PPP loans.

(D)

The 2021 nine months included $1.5 million of severance expense related to certain corporate restructuring within several areas of the Bank; $648,000 of expense related to the redemption of subordinated debt; and $1.4 million related to a swap valuation allowance.

(E)	The 2020 nine months included a provision for loan and lease losses of $30.1 million, primarily due to the environment at that time created by the COVID-19 pandemic.
(F)	The 2020 nine months included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(G)	Total revenue equals net interest income plus total other income.

September 2021 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	September 30,	September 30,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$35.21	$32.15	$3.06	10%
Wealth management fee income (A)	13.86	10.12	3.74	37
Capital markets activity (B)	2.06	1.11	0.95	86
Other income (C)	1.86	8.98	(7.12)	(79)
Total other income	17.78	20.21	(2.43)	(12)
Operating expenses (A) (D)	32.18	28.46	3.72	13
Pretax income before provision for loan losses	20.81	23.90	(3.09)	(13)
Provision for loan and lease losses (E)	1.60	5.15	(3.55)	(69)
Pretax income	19.21	18.75	0.46	2
Income tax expense	5.04	5.20	(0.16)	(3)
Net income	$14.17	$13.55	$0.62	5%
Diluted EPS	$0.74	$0.71	$0.03	4%

Total Revenue (F)	$52.99	$52.36	$0.63	1%

Return on average assets annualized	0.95%	0.89%	0.06
Return on average equity annualized	10.40%	10.53%	(0.13)

(A)	The September 2021 quarter included a full quarter of wealth management fee income and expense related to the December hires of the teams from Lucas and Noyes and the July acquisition of PPSG.
(B)	Capital markets activity included fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory activities, and mortgage banking activities.
(C)	The quarter ended September 30, 2020 included a gain on sale of $7.4 million on the sale of $355 million of PPP loans.
(D)	The September 2021 quarter included $1.4 million related to a swap valuation allowance.
(E)	The September 2020 quarter included a provision for loan and lease losses of $5.2 million, primarily due to the environment at that time created by the COVID-19 pandemic.
(F)	Total revenue equals net interest income plus total other income.

September 2021 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	September 30,	June 30,	Increase/
(Dollars in millions, except per share data)	2021	2021	(Decrease)
Net interest income	$35.21	$33.85	$1.36	4%
Wealth management fee income (A)	13.86	13.03	0.83	6
Capital markets activity (B)	2.06	1.46	0.60	41
Other income (C)	1.86	3.18	(1.32)	(42)
Total other income	17.78	17.67	0.11	1
Operating expenses (D)	32.18	30.68	1.50	5
Pretax income before provision for loan losses	20.81	20.84	(0.03)	(0)
Provision for loan and lease losses	1.60	0.90	0.70	78
Pretax income	19.21	19.94	(0.73)	(4)
Income tax expense	5.04	5.52	(0.48)	(9)
Net income	$14.17	$14.42	$(0.25)	(2)%
Diluted EPS	$0.74	$0.74	$-	0%

Total Revenue (E)	$52.99	$51.52	$1.47	3%

Return on average assets annualized	0.95%	0.97%	(0.02)
Return on average equity annualized	10.40%	10.86%	(0.46)

(A)	The September 2021 quarter included a full quarter of wealth management fee income and expense related to the July acquisition of PPSG.
(B)	Capital markets activity included fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.
(C)

The quarter ended June 30, 2021 included a cost of $842,000 related to the termination of interest rate swaps; a $1.1 million gain on the sale of PPP loans; $722,000 of fee income related to the referral of PPP loans to a third party; and $153,000 of additional BOLI income related to receipt of life insurance proceeds.

(D)	The September 2021 quarter included $1.4 million related to a swap valuation allowance. The June 2021 quarter included $648,000 of expense related to the redemption of subordinated debt.
(E)	Total revenue equals net interest income plus total other income.

The Company’s priorities include:

•	Grow and expand our three primary drivers of profitability: Wealth Management, Commercial Banking and Capital Markets businesses.
•	Continued well-disciplined wealth management acquisitions.
•	Continue loan and deposit pricing discipline.
•	Continue to execute on our stock repurchase program.
•	Drive Return on Assets to greater than 1% and Return on Average Tangible Common Equity to greater than 14% over time.

Select highlights:

Peapack Private Wealth Management:

•	AUM/AUA in our Peapack Private Wealth Management Division grew to $10.3 billion at September 30, 2021 (from $8.8 billion at December 31, 2020).
•	Wealth Management fee income increased to $14 million for Q3 2021 (compared to $10 million for Q3 2020).
•	On July 1, 2021, we closed on the acquisition of PPSG.

Commercial Banking and Balance Sheet Management:

•

At September 30, 2021, loans totaled $4.55 billion (excluding $49 million of PPP loans), compared to $4.21 billion (excluding $196 million of PPP loans) at December 31, 2020, reflecting growth of 8% (or 11% annualized)

•

Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market) totaled 89% of total deposits at September 30, 2021, with an average cost of 0.17%. Noninterest bearing demand deposit accounts (included in core deposits) totaled 18% of total deposits.

•	The net interest margin improved by 4 basis points in Q3 2021 compared to Q2 2021 and improved 22 basis points when compared to Q3 2020.

Capital Management:

•

Continued to execute on the previously approved stock repurchase program – during Q3 repurchased 227,060 shares at an average price of $32.73 for a total cost of $7.4 million. (Year-to-date through September 30, 2021, the Company has repurchased 619,815 shares).

•

Tangible book value per share increased to $26.50 at September 30, 2021 from $25.47 at December 31, 2020, despite recent stock repurchase activity. See the Non-GAAP financial measures reconciliation included in this release.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

In the September 2021 quarter, the Bank’s wealth management business generated a record $13.86 million in fee income, compared to $10.12 million for the September 2020 quarter, and $13.03 million for the June 2021 quarter.

The market value of the Company’s AUM/AUA increased to $10.3 billion at September 30, 2021 from $8.8 billion at December 31, 2020, due to $715 million of organic new business, acquisitions, and favorable market conditions.

John P. Babcock, President of the Peapack Private Wealth Management division, said, “2021 showed continued strong new business, new client acquisition and client retention. We ended 2020 with a very strong Q4 and this continued into 2021 with gross inflows of $715 million for the first nine months of 2021.” Babcock went on to note, “We continue to look to grow our wealth business organically and through selective acquisitions. We continue to make significant progress on our infrastructure consolidation including launching our new trading platform, as well as adding more resources to our financial planning team.”

Loans / Commercial Banking

At September 30, 2021, loans and leases totaled $4.55 billion (excluding $49 million of PPP loans), compared to $4.21 billion (excluding $196 million of PPP loans) at December 31, 2020, reflecting year-to-date growth of $338 million or 8% (11% annualized). This growth was achieved despite over $400 million of accelerated prepayments over the nine-month period.

Total C&I loans and leases (including the PPP loans) at September 30, 2021 were $1.83 billion or 40% of the total loan portfolio.

Mr. Kennedy noted, “Our commercial loan pipelines continue to be strong going into the fourth quarter, standing at approximately $400 million with likelihood of closing during the fourth quarter of 2021. Notwithstanding the sale and forgiveness of PPP loans and significant payoff activity, we believe that we will achieve high single digit loan growth for 2021, which was the upper end of our guidance provided in the beginning of 2021.”

Mr. Kennedy also noted, “As mentioned in the past, our Corporate Advisory business, which gives us the capability to engage in high level strategic debt, capital and valuation analysis, is enabling us to provide a unique boutique level of service. This business has gained momentum and also has a robust pipeline of new business opportunities.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits at September 30, 2021 increased $558 million to $5.38 billion from $4.82 billion at December 31, 2020. Along with the deposit growth, the change in mix was favorable, as noninterest bearing demand deposits increased $153 million, interest-bearing demand increased $507 million, while higher costing CDs declined $104 million and brokered deposits declined $25 million, when comparing September 30, 2021 to December 31, 2020.

Mr. Kennedy noted, “89% of our deposits are demand, savings, or money market, and, our noninterest bearing deposits comprise 18% of our total deposits; both metrics reinforce the “core” nature of our deposit base.”

At September 30, 2021, the Company’s balance sheet liquidity (investments, interest-earning deposits and cash) totaled $1.5 billion (or 24% of assets). This level is much higher than the level at June 30, 2021 due to a significant increase in core deposits during Q3 2021. In addition, the Company has approximately $1.9 billion of secured funding available from the Federal Home Loan Bank and $1.1 billion of secured funding available from the Federal Reserve Discount Window.  The available funding from the Federal Home Loan Bank and the Federal Reserve is secured by the Company’s loan and investment portfolios.

Mr. Kennedy noted, “As a commercial bank, a large portion of our loans reprice when the Fed changes rates. The 150-basis point reduction in target Fed Funds near the end of the first quarter of 2020 reduced the Company’s yield on assets. However, we were able to strategically reprice our deposits over time to offset much of that decline. Further, when interest rates rise, we expect that our net interest income will improve. Our current modeling indicates that 42% of our loan portfolio will reprice within three months (54% within one-year).”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Nine Months Ended		Nine Months Ended
	September 30, 2021		September 30, 2020
	NII	NIM	NII	NIM

NII/NIM excluding the below	$97,655	2.53%	$91,901	2.51%
Prepayment premiums received on loan paydowns	1,530	0.03%	1,005	0.02%
Effect of maintaining excess interest earning cash	(365)	-0.17%	(1,000)	-0.19%
Effect of PPP loans	2,029	-0.04%	3,961	-0.01%
NII/NIM as reported	$100,849	2.35%	$95,867	2.33%

	Three Months Ended		Three Months Ended		Three Months Ended
	September 30, 2021		June 30, 2021		September 30, 2020
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$34,635	2.56%	$32,446	2.56%	$30,327	2.45%
Prepayment premiums received on loan paydowns	325	0.02%	501	0.04%	104	0.01%
Effect of maintaining excess interest earning cash	(46)	-0.14%	(115)	-0.15%	(266)	-0.24%
Effect of PPP loans	297	-0.02%	1,013	-0.07%	1,984	-0.02%
NII/NIM as reported	$35,211	2.42%	$33,845	2.38%	$32,149	2.20%

As shown above, the Company’s reported NIM increased 4 basis points compared to the linked quarter. The Bank strategically lowered its cost of funds and grew its average loan portfolio, both of which benefitted NIM.

Future net interest income and net interest margin should benefit from the following:

➣	Robust loan pipelines to generate loan growth and utilize excess liquidity.
➣	Continued downward repricing of maturing CDs.
➣	An increase in target Fed funds (should that occur).

Income from Capital Markets Activities

	Three Months Ended	Three Months Ended	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands, except per share data)	2021	2021	2020
Gain on loans held for sale at fair value (Mortgage banking)	$408	$409	$954
Fee income related to loan level, back-to-back swaps	—	—	—
Gain on sale of SBA loans	1,569	932	79
Corporate advisory fee income	84	121	75
Total capital markets activity	$2,061	$1,462	$1,108

Noninterest income from Capital Markets activities (detailed above) totaled $2.06 million for the September 2021 quarter compared to $1.46 million for the June 2021 quarter and $1.11 million for the September 2020 quarter.  The September 2021 and June 2021 quarter results were driven by $1.57 million and $932,000 in gains on the sale of SBA loans, respectively. The September 2020 quarter reflected increased mortgage banking activity due to greater refinance activity in the low-rate environment. During the September 2021, June 2021 and September 2020 quarter, the Company recorded minimal corporate advisory fee income.  These transactions tend to be larger and take longer to complete. As noted previously, the pipeline of such business is robust. The September 2021, June 2021 and September 2020 quarters included no income from loan level, back-to-back swap activities, as there has been, and will continue to be, minimal activity for such in the current environment.

Other Noninterest Income (other than Wealth Management fee income and Income from Capital Markets Activities)

Other noninterest income (as defined above) totaled $1.86 million, $3.18 million, and $8.98 million, for the September 2021, June 2021, and September 2020 quarters, respectively. The June 2021 quarter included $153,000 of Bank Owned life Insurance income due to receipt of life insurance proceeds; a $1.13 million gain on the sale of PPP loans; and $722,000 of fee income related to referral of PPP loans to a third party. This was partially offset by an $842,000 cost on the termination of $40 million notional interest rate swaps with an all-in cost of 1.50%. The September 2020 quarter included a $7.43 million gain on the sale of PPP loans.

Operating Expenses

The Company’s total operating expenses were $32.18 million for the quarter ended September 30, 2021, compared to $30.68 million for the June 2021 quarter and $28.46 million for the September 2020 quarter. The September 2021 quarter included $1.35 million related to a swap valuation allowance.  The September 2021 quarter also included a full quarter’s worth of expense related to the teams hired from Lucas and Noyes and the acquisition of PPSG. The June 2021 quarter included $648,000 of expense related to the redemption of subordinated debt.  The June 2021 quarter also included a full quarter’s worth of expense related to the teams hired from Lucas and Noyes.

Mr. Kennedy noted, “While we continue to manage expenses closely and prudently, we will invest in digital enhancements to improve the client experience and grow and expand our core wealth management and commercial banking businesses, including lift-outs, strategic hires, and wealth M&A.”

Income Taxes

The effective tax rate for the three months ended September 30, 2021 was 26.22%, as compared to 27.69% for the June 2021 quarter and 27.75% for the quarter ended September 30, 2020.

The effective tax rate for the nine months of 2021 was 26.65% compared to 15.65% for the first nine months of 2020. During the first quarter of 2020, the Company recorded a $3.34 million tax benefit, principally due to a $3.2 million Federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the Federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the Federal tax rate was 35%, generating a permanent tax benefit.

Asset Quality / Provision for Loan and Lease Losses

For further details, see the Q3 2021 Investor Update (and Supplemental Financial Information).

Nonperforming assets (which does not include troubled debt restructured loans that are performing in accordance with their terms) at September 30, 2021were $25.9 million, or 0.42% of total assets, compared to $11.5 million, or 0.19% of total assets, at December 31, 2020. A single large commercial real estate loan with a large retail component, and on deferral, was placed on nonaccrual status as of September 30, 2021.

For the quarter ended September 30, 2021, the Company’s provision for loan and lease losses was $1.6 million compared to $900,000 for the June 2021 quarter and $5.15 million for the September 2020 quarter. The decreased provision for loan and lease losses in the 2021 quarters when compared to the 2020 quarter reflect the reduced qualitative loss factors related to the unemployment rate and amount of loan deferrals and other economic qualitative factors due to the COVID-19 pandemic, when calculating the allowance for loan losses. Loans on deferral, and accruing, entered into during the COVID-19 pandemic have come down significantly from the prior year (declined from $914 million at June 30, 2020 to $13 million at September 30, 2021). The Company’s provision for loan and lease losses, and its allowance for loan and lease losses (ALLL) also reflect, among other things, the Company’s assessment of asset quality metrics, net charge-offs/recoveries, and the composition of the loan portfolio.

At September 30, 2021, the allowance for loan and lease losses was $65.13 million (1.42% of total loans), compared to $63.51 million at June 30, 2021 (1.39% of loans) and $67.31 million at December 31, 2020 (1.53% of total loans).  See page 16 in the Q3 2021 Investor Update (and Supplemental Financial Information) for a rollforward of the Company’s ALLL from June 30, 2021 to September 30, 2021. The Company will adopt CECL effective January 1, 2022 and does not expect a material adjustment upon adoption.

Capital

The Company’s capital position during the September 2021 quarter was benefitted by net income of $14.17 million, which was offset by the purchase of shares through the Company’s stock repurchase program and the quarterly dividend. During the third quarter of 2021, the Company repurchased 227,060 shares at an average price of $32.73 for a total cost of $7.4 million.  GAAP Capital at September 30, 2021 was also impacted by an increase in the unrealized loss on securities from June 30, 2021 to September 30, 2021, due to a rise in medium-term Treasury yields as of September 30, 2021.

The Company’s and Bank’s capital ratios at September 30, 2021 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

As previously announced, in the fourth quarter of 2020, the Company successfully completed a private placement of $100 million in fixed-to floating rate subordinated notes due 2030 at a rate of 3.5%. Such funds benefitted the Company’s Regulatory Tier 2 Capital. At the time, the Company noted the proceeds raised would be used for general corporate purposes, which could include stock repurchases, the redemption of the Company’s existing 6% subordinated debt and acquisitions of wealth management firms. Throughout the first nine months of 2021, the Company repurchased $19 million of stock.  On June 30, 2021 the Company redeemed its 6% subordinated debt. On July 1, 2021 the Company closed on the acquisition of PPSG.

The Company employs quarterly capital stress testing run under multiple scenarios, including a no growth, severely adverse case. In such case as of June 30, 2021, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay on this case, the Bank still remains well capitalized over the two-year stress period. For further details, see page 26 in the Q3 2021 Investor Update (and Supplemental Financial Information).

On October 27, 2021, the Company declared a cash dividend of $0.05 per share payable on November 26, 2021 to shareholders of record on November 10, 2021.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.2 billion and assets under management/administration of $10.3 billion as of September 30, 2021.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2021 and beyond;
•	our inability to successfully integrate wealth management firm acquisitions;
•	our inability to manage our growth;
•	our inability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in the value in our investment portfolio;
•	impact from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of delinquent, nonperforming, classified and criticized loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	a reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•

if the economy is unable to substantially reopen, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•	a material decrease in net income or a net loss over several quarters could result in an elimination or a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we may face litigation, regulatory enforcement and reputation risk as a result of our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2020.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2021	2021	2021	2020	2020
Income Statement Data:
Interest income	$40,067	$39,686	$38,239	$38,532	$40,174
Interest expense	4,856	5,841	6,446	6,797	8,025
Net interest income	35,211	33,845	31,793	31,735	32,149
Wealth management fee income	13,860	13,034	12,131	10,791	10,119
Service charges and fees	959	896	846	859	785
Bank owned life insurance	311	466	611	313	314
Gain on loans held for sale at fair value (Mortgage banking) (A)	408	409	1,025	1,470	954
Gain/(loss) on loans held for sale at lower of cost or fair value(B)	—	1,125	282	—	7,429
Fee income related to loan level, back-to-back swaps (A)	—	—	—	—	—
Gain on sale of SBA loans (A)	1,569	932	1,449	375	79
Corporate advisory fee income (A)	84	121	1,098	50	75
Loss on swap termination	—	(842)	—	—	—
Other income (C)	660	1,495	643	590	456
Securities gains/(losses), net	(70)	42	(265)	(42)	—
Total other income	17,781	17,678	17,820	14,406	20,211
Salaries and employee benefits (D)	19,859	19,910	21,990	19,902	19,202
Premises and equipment	4,459	4,074	4,113	4,189	4,109
FDIC insurance expense	555	529	585	665	605
FHLB prepayment penalty	—	—	—	4,784	—
Valuation allowance loans held for sale (E)	—	—	—	4,425	—
Swap valuation allowance	1,350	—	—	—	—
Other expenses	5,962	6,171	4,906	5,284	4,545
Total operating expenses	32,185	30,684	31,594	39,249	28,461
Pretax income before provision for loan losses	20,807	20,839	18,019	6,892	23,899
Provision for loan and lease losses (F)	1,600	900	225	2,350	5,150
Income before income taxes	19,207	19,939	17,794	4,542	18,749
Income tax expense	5,036	5,521	4,616	1,512	5,202
Net income	$14,171	$14,418	$13,178	$3,030	$13,547

Total revenue (G)	$52,992	$51,523	$49,613	$46,141	$52,360
Per Common Share Data:
Earnings per share (basic)	$0.76	$0.76	$0.70	$0.16	$0.72
Earnings per share (diluted)	0.74	0.74	0.67	0.16	0.71
Weighted average number of common shares outstanding:
Basic	18,763,316	18,963,237	18,950,305	18,947,864	18,908,337
Diluted	19,273,831	19,439,439	19,531,689	19,334,569	19,132,650
Performance Ratios:
Return on average assets annualized (ROAA)	0.95%	0.97%	0.89%	0.21%	0.89%
Return on average equity annualized (ROAE)	10.40%	10.86%	10.03%	2.32%	10.53%
Return on average tangible common equity (ROATCE) (H)	11.43%	11.83%	10.94%	2.51%	11.41%
Net interest margin (tax-equivalent basis)	2.42%	2.38%	2.28%	2.25%	2.20%
GAAP efficiency ratio (I)	60.74%	59.55%	63.68%	85.06%	54.36%
Operating expenses / average assets annualized	2.16%	2.06%	2.14%	2.66%	1.86%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of $355 million and $57 million of PPP loans completed in the September 2020 and June 2021 quarters, respectively.
(C)	Includes income of $722,000 from the referral of PPP loans to a third-party firm during the June 2021 quarter.
(D)	The March 2021 quarter included $1.5 million of severance expense related to corporate restructuring.
(E)	The December 2020 quarter reflects a $4.4 million write-down of a commercial real estate held for sale loan associated with an assisted living facility.
(F)	The September 2020 and December 2020 quarters included a higher provision for loan and lease losses primarily due to the environment created by the COVID-19 pandemic.
(G)	Total revenue equals net interest income plus total other income.
(H)	Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.
(I)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Nine Months Ended
	September 30,		Change
	2021	2020	$	%
Income Statement Data:
Interest income	$117,992	$127,218	$(9,226)	-7%
Interest expense	17,143	31,351	(14,208)	-45%
Net interest income	100,849	95,867	4,982	5%
Wealth management fee income	39,025	30,070	8,955	30%
Service charges and fees	2,701	2,296	405	18%
Bank owned life insurance	1,388	960	428	45%
Gain on loans held for sale at fair value (Mortgage banking) (A)	1,842	1,796	46	3%
Gain on loans held for sale at lower of cost or fair value (B)	1,407	7,426	(6,019)	-81%
Fee income related to loan level, back-to-back swaps (A)	—	1,620	(1,620)	-100%
Gain on sale of SBA loans (A)	3,950	1,391	2,559	184%
Corporate advisory fee income (A)	1,303	215	1,088	506%
Loss on swap termination	(842)	—	(842)	N/A
Other income (C)	2,798	1,257	1,541	123%
Securities gains/(losses), net	(293)	323	(616)	-191%
Total other income	53,279	47,354	5,925	13%
Salaries and employee benefits (D)	61,759	57,614	4,145	7%
Premises and equipment	12,646	12,188	458	4%
FDIC insurance expense	1,669	1,310	359	27%
Swap valuation allowance	1,350	—	1,350	N/A
Other expenses	17,039	14,598	2,441	17%
Total operating expenses	94,463	85,710	8,753	10%
Pretax income before provision for loan losses	59,665	57,511	2,154	4%
Provision for loan and lease losses (E)	2,725	30,050	(27,325)	-91%
Income before income taxes	56,940	27,461	29,479	107%
Income tax expense (F)	15,173	4,299	10,874	253%
Net income	$41,767	$23,162	$18,605	80%

Total revenue (G)	$154,128	$143,221	$10,907	8%
Per Common Share Data:
Earnings per share (basic)	$2.21	$1.23	$0.98	80%
Earnings per share (diluted)	2.15	1.22	0.93	76%
Weighted average number of common shares outstanding:
Basic	18,891,601	18,879,688	11,913	0%
Diluted	19,390,522	19,052,605	337,917	2%
Performance Ratios:
Return on average assets annualized (ROAA)	0.94%	0.54%	0.40%	74%
Return on average equity annualized (ROAE)	10.43%	6.07%	4.36%	72%
Return on average tangible common equity (ROATCE) (H)	11.40%	6.59%	4.81%	73%
Net interest margin (tax-equivalent basis)	2.35%	2.33%	0.02%	1%
GAAP efficiency ratio (I)	61.29%	59.84%	1.45%	2%
Operating expenses / average assets annualized	2.12%	1.99%	0.13%	7%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes gain on sale of PPP loans of $57 million and $355 million completed in the nine months ended September 30, 2021 and 2020, respectively.
(C)	Includes income of $722,000 from the referral of PPP loans to a third-party firm during the nine months ended September 2021.
(D)	The nine months ended September 30, 2021 included $1.5 million of severance expense related to corporate restructuring.
(E)	The nine months ended September 30, 2020 included a higher provision for loan and lease losses primarily due to the environment created by the COVID-19 pandemic.
(F)	2020 included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the Federal tax rate was 14% higher.
(G)	Total revenue equals net interest income plus total other income.
(H)	Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.
(I)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2021	2021	2021	2020	2020
ASSETS
Cash and due from banks	$9,299	$12,684	$8,159	$10,629	$8,400
Federal funds sold	—	—	102	102	102
Interest-earning deposits	606,913	190,778	468,276	642,591	670,863
Total cash and cash equivalents	616,212	203,462	476,537	653,322	679,365
Securities available for sale	843,779	823,820	875,301	622,689	596,929
Equity security	14,824	14,894	14,852	15,117	15,159
FHLB and FRB stock, at cost	12,950	12,901	13,699	13,709	18,433
Residential mortgage	510,878	504,181	498,884	520,188	532,120
Multifamily mortgage	1,497,683	1,420,043	1,178,940	1,127,198	1,168,796
Commercial mortgage	680,107	702,777	697,599	694,034	722,678
Commercial loans (A)	1,833,532	1,880,830	1,982,570	1,975,337	1,930,984
Consumer loans	30,689	31,889	36,519	37,016	51,859
Home equity lines of credit	42,512	44,062	45,624	50,547	52,194
Other loans	245	204	199	225	260
Total loans	4,595,646	4,583,986	4,440,335	4,404,545	4,458,891
Less: Allowances for loan and lease losses	65,133	63,505	67,536	67,309	66,145
Net loans	4,530,513	4,520,481	4,372,799	4,337,236	4,392,746
Premises and equipment	23,123	23,261	23,260	21,609	21,668
Other real estate owned	—	—	50	50	50
Accrued interest receivable	22,790	23,117	23,916	22,495	22,192
Bank owned life insurance	46,510	46,605	46,448	46,809	46,645
Goodwill and other intangible assets	49,333	43,156	43,524	43,891	39,622
Finance lease right-of-use assets	3,769	3,956	4,143	4,330	4,517
Operating lease right-of-use assets	10,307	9,569	10,186	9,421	10,011
Other assets (B)	66,175	66,466	64,912	99,764	110,770
TOTAL ASSETS	$6,240,285	$5,791,688	$5,969,627	$5,890,442	$5,958,107

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$986,765	$959,494	$908,922	$833,500	$838,307
Interest-bearing demand deposits	2,355,892	1,978,497	1,987,567	1,849,254	1,858,529
Savings	168,831	147,227	141,743	130,731	127,737
Money market accounts	1,287,686	1,213,992	1,256,605	1,298,885	1,251,349
Certificates of deposit – Retail	426,981	446,143	474,668	530,222	586,801
Certificates of deposit – Listing Service	31,382	31,631	31,631	32,128	32,677
Subtotal “customer” deposits	5,257,537	4,776,984	4,801,136	4,674,720	4,695,400
IB Demand – Brokered	85,000	85,000	110,000	110,000	130,000
Certificates of deposit – Brokered	33,804	33,791	33,777	33,764	33,750
Total deposits	5,376,341	4,895,775	4,944,913	4,818,484	4,859,150
Short-term borrowings	—	—	15,000	15,000	15,000
FHLB advances (C)	—	—	—	—	105,000
Paycheck Protection Program Liquidity Facility (D)	48,496	83,586	168,180	177,086	183,790
Finance lease liability	6,063	6,299	6,528	6,753	6,976
Operating lease liability	10,644	9,902	10,509	9,737	10,318
Subordinated debt, net (E)	132,629	132,557	181,837	181,794	83,585
Other liabilities (B)	123,098	125,110	120,219	154,466	156,472
Due to brokers	—	—	—	—	15,088
TOTAL LIABILITIES	5,697,271	5,253,229	5,447,186	5,363,320	5,435,379
Shareholders’ equity	543,014	538,459	522,441	527,122	522,728
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,240,285	$5,791,688	$5,969,627	$5,890,442	$5,958,107
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$10.3	$9.8	$9.4	$8.8	$7.6

(A)	Includes PPP loans of $49 million at September 30, 2021, $84 million at June 30, 2021, $233 million at March 31, 2021, $196 million at December 31, 2020, and $202 million at September 30, 2020.

(B)	The change in other assets and other liabilities was primarily due to the change in the fair value of our back-to-back swap program.
(C)	The Company prepaid $105 million of FHLB advances with a weighted-average rate of 3.20% during the December 2020 quarter.
(D)	Represents funding provided by the Federal Reserve for pledged PPP loans.
(E)	The increase was due to the completion of a $100 million subordinated debt offering in December 2020. The Company redeemed $50 million of subordinated debt on June 30, 2021.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2021	2021	2021	2020	2020
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	25,925	5,962	11,767	11,410	8,611
Other real estate owned	—	—	50	50	50
Total nonperforming assets	$25,925	$5,962	$11,817	$11,460	$8,661

Nonperforming loans to total loans	0.56%	0.13%	0.27%	0.26%	0.19%
Nonperforming assets to total assets	0.42%	0.10%	0.20%	0.19%	0.15%

Performing TDRs (B)(C)	$416	$190	$197	$201	$2,278

Loans past due 30 through 89 days and still accruing (D)(E)	$1,193	$1,678	$1,622	$5,053	$6,609

Loans subject to special mention	$115,935	$148,601	$166,013	$162,103	$129,700

Classified loans	$51,937	$11,178	$25,714	$37,771	$41,263

Impaired loans	$26,341	$6,498	$11,964	$16,204	$15,514

Allowance for loan and lease losses:
Beginning of period	$63,505	$67,536	$67,309	$66,145	$66,065
Provision for loan and lease losses	1,600	900	225	2,350	5,150
(Charge-offs)/recoveries, net	28	(4,931)	2	(1,186)	(5,070)
End of period	$65,133	$63,505	$67,536	$67,309	$66,145

ALLL to nonperforming loans	251.24%	1065.16%	573.94%	589.91%	768.15%
ALLL to total loans	1.42%	1.39%	1.52%	1.53%	1.48%
General ALLL to total loans (F)	1.26%	1.38%	1.45%	1.47%	1.48%
(A)

Excludes one commercial loan held for sale of $5.6 million at September 30, 2021, June 30, 2021 and March 31, 2021. Excludes residential and commercial loans held for sale of $8.5 million at December 31, 2020.  Excludes one commercial loan held for sale of $10.0 million at September 30, 2020.

(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount excludes $4.0 million at September 30, 2021, $3.9 million at June 30, 2021, $3.9 million at March 31, 2021, $4.0 million at December 31, 2020 and $5.2 million at September 30, 2020 of TDRs included in nonaccrual loans.

(D)	Excludes a residential loan held for sale of $93,000 at December 31, 2020.
(E)	December 31, 2020 includes $1.3 million of residential loans that are classified as delinquent due to an escrow payment shortage due to a recent change in escrow payment requirement.
(F)	Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	September 30,	December 31,	September 30,
	2021	2020	2020
Capital Adequacy
Equity to total assets (A)(J)	8.70%	8.95%	8.77%
Tangible Equity to tangible assets (B)	7.97%	8.27%	8.16%
Tangible Equity to tangible assets excluding PPP loans (C)	8.04%	8.55%	8.45%
Book value per share (D)	$29.15	$27.78	$27.62
Tangible Book Value per share (E)	$26.50	$25.47	$25.53

	September 30,		December 31,		September 30,
	2021		2020		2020
Regulatory Capital – Holding Company
Tier I leverage	$501,188	8.56%	$483,535	8.53%	$483,782	8.54%
Tier I capital to risk-weighted assets	501,188	10.97	483,535	11.93	483,782	11.76
Common equity tier I capital ratio to risk-weighted assets	501,159	10.97	483,500	11.93	483,747	11.75
Tier I & II capital to risk-weighted assets	691,044	15.12	716,210	17.67	618,993	15.04

Regulatory Capital – Bank
Tier I leverage (F)	$594,610	10.15%	$549,575	9.71%	$547,761	9.68%
Tier I capital to risk-weighted assets (G)	594,610	13.01	549,575	13.55	547,761	13.33
Common equity tier I capital ratio to risk-weighted assets (H)	594,581	13.01	549,540	13.55	547,726	13.33
Tier I & II capital to risk-weighted assets (I)	651,841	14.26	600,478	14.81	599,314	14.58

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)

Tangible equity and tangible assets excluding PPP loans are calculated by excluding the balance of intangible assets from shareholders’ equity and excluding the balance of intangible assets and PPP loans from total assets. Tangible equity as a percentage of tangible assets excluding PPP loans at period end is calculated by dividing tangible equity by tangible assets excluding PPP loans at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(D)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(E)

Tangible book value per share excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(F)	Regulatory well capitalized standard = 5.00% ($293 million)
(G)	Regulatory well capitalized standard = 8.00% ($366 million)
(H)	Regulatory well capitalized standard = 6.50% ($297 million)
(I)	Regulatory well capitalized standard = 10.00% ($457 million)
(J)	PPP loans with a balance of $49 million at September 30, 2021, $196 million at December 31, 2020 and $202 million at September 30, 2020 increased total assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2021	2021	2021	2020	2020
Residential loans retained	$36,845	$37,083	$15,814	$22,316	$32,599
Residential loans sold	24,041	25,432	45,873	64,630	54,521
Total residential loans	60,886	62,515	61,687	86,946	87,120
Commercial real estate	14,944	12,243	38,363	—	1,613
Multifamily	120,716	255,820	85,009	1,184	1,500
Commercial (C&I) loans (A) (B)	143,121	141,285	129,141	218,235	118,048
SBA (C)	11,570	15,976	58,730	8,355	4,962
Wealth lines of credit (A)	10,020	3,200	2,475	3,925	2,000
Total commercial loans	300,371	428,524	313,718	231,699	128,123
Installment loans	178	25	63	690	253
Home equity lines of credit (A)	2,535	4,140	1,899	2,330	4,759
Total loans closed	$363,970	$495,204	$377,367	$321,665	$220,255

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2021	2020
Residential loans retained	$89,742	$66,057
Residential loans sold	95,346	110,973
Total residential loans	185,088	177,030
Commercial real estate	65,550	11,219
Multifamily	461,545	75,458
Commercial (C&I) loans (A) (B)	413,547	260,250
SBA (C)	86,276	614,443
Wealth lines of credit (A)	15,695	5,750
Total commercial loans	1,042,613	967,120
Installment loans	266	1,459
Home equity lines of credit (A)	8,574	12,671
Total loans closed	$1,236,541	$1,158,280

(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $9.2 million for the quarter ended June 30, 2021, $47 million for the quarter ended March 31, 2021 and $596 million for the nine months ended September 30, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2021			September 30, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$820,574	$2,824	1.38%	$553,607	$2,182	1.58%
Tax-exempt (A) (B)	6,035	64	4.24	9,127	116	5.08

Loans (B) (C):
Mortgages	503,621	3,779	3.00	529,500	4,437	3.35
Commercial mortgages	2,133,259	16,114	3.02	1,929,319	15,115	3.13
Commercial	1,826,368	16,553	3.63	2,134,399	17,653	3.31
Commercial construction	24,596	198	3.22	4,395	55	5.01
Installment	32,219	245	3.04	52,659	377	2.86
Home equity	43,182	357	3.31	53,373	444	3.33
Other	252	5	7.94	283	7	9.89
Total loans	4,563,497	37,251	3.27	4,703,928	38,088	3.24
Federal funds sold	-	—	-	102	—	0.25
Interest-earning deposits	413,623	142	0.14	652,832	159	0.10
Total interest-earning assets	5,803,729	40,281	2.78%	5,919,596	40,545	2.74%
Noninterest-earning assets:
Cash and due from banks	8,592			7,479
Allowance for loan and lease losses	(64,100)			(68,110)
Premises and equipment	23,311			21,511
Other assets	201,287			242,017
Total noninterest-earning assets	169,090			202,897
Total assets	$5,972,819			$6,122,493

LIABILITIES:
Interest-bearing deposits:
Checking	$2,098,827	$1,177	0.22%	$1,828,780	$1,130	0.25%
Money markets	1,257,760	683	0.22	1,235,040	920	0.30
Savings	152,759	20	0.05	125,016	16	0.05
Certificates of deposit – retail	461,917	836	0.72	642,732	2,529	1.57
Subtotal interest-bearing deposits	3,971,263	2,716	0.27	3,831,568	4,595	0.48
Interest-bearing demand – brokered	85,000	385	1.81	130,000	636	1.96
Certificates of deposit – brokered	33,796	266	3.15	33,742	267	3.17
Total interest-bearing deposits	4,090,059	3,367	0.33	3,995,310	5,498	0.55
Borrowings	64,332	57	0.35	475,465	1,221	1.03
Capital lease obligation	6,147	74	4.82	7,054	84	4.76
Subordinated debt	132,588	1,358	4.10	83,552	1,222	5.85
Total interest-bearing liabilities	4,293,126	4,856	0.45%	4,561,381	8,025	0.70%
Noninterest-bearing liabilities:
Demand deposits	997,450			872,560
Accrued expenses and other liabilities	137,387			173,816
Total noninterest-bearing liabilities	1,134,837			1,046,376
Shareholders’ equity	544,856			514,736
Total liabilities and shareholders’ equity	$5,972,819			$6,122,493
Net interest income		$35,425			$32,520
Net interest spread			2.33%			2.04%
Net interest margin (D)			2.42%			2.20%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2021			June 30, 2021
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$820,574	$2,824	1.38%	$884,374	$3,020	1.37%
Tax-exempt (A) (B)	6,035	64	4.24	6,891	81	4.70

Loans (B) (C):
Mortgages	503,621	3,779	3.00	498,594	3,826	3.07
Commercial mortgages	2,133,259	16,114	3.02	1,941,330	15,056	3.10
Commercial	1,826,368	16,553	3.63	1,942,802	16,984	3.50
Commercial construction	24,596	198	3.22	20,952	180	3.44
Installment	32,219	245	3.04	34,319	255	2.97
Home equity	43,182	357	3.31	45,042	377	3.35
Other	252	5	7.94	219	5	9.13
Total loans	4,563,497	37,251	3.27	4,483,258	36,683	3.27
Federal funds sold	0	—	-	91	—	0.06
Interest-earning deposits	413,623	142	0.14	428,464	97	0.09
Total interest-earning assets	5,803,729	40,281	2.78%	5,803,078	39,881	2.75%
Noninterest-earning assets:
Cash and due from banks	8,592			10,360
Allowance for loan and lease losses	(64,100)			(67,593)
Premises and equipment	23,311			23,307
Other assets	201,287			182,421
Total noninterest-earning assets	169,090			148,495
Total assets	$5,972,819			$5,951,573

LIABILITIES:
Interest-bearing deposits:
Checking	$2,098,827	$1,177	0.22%	$1,980,688	$944	0.19%
Money markets	1,257,760	683	0.22	1,235,464	727	0.24
Savings	152,759	20	0.05	144,044	18	0.05
Certificates of deposit – retail	461,917	836	0.72	488,148	1,027	0.84
Subtotal interest-bearing deposits	3,971,263	2,716	0.27	3,848,344	2,716	0.28
Interest-bearing demand – brokered	85,000	385	1.81	105,604	456	1.73
Certificates of deposit – brokered	33,796	266	3.15	33,783	264	3.13
Total interest-bearing deposits	4,090,059	3,367	0.33	3,987,731	3,436	0.34
Borrowings	64,332	57	0.35	166,343	182	0.44
Capital lease obligation	6,147	74	4.82	6,380	76	4.76
Subordinated debt	132,588	1,358	4.10	181,317	2,147	4.74
Total interest-bearing liabilities	4,293,126	4,856	0.45%	4,341,771	5,841	0.54%
Noninterest-bearing liabilities:
Demand deposits	997,450			948,851
Accrued expenses and other liabilities	137,387			129,980
Total noninterest-bearing liabilities	1,134,837			1,078,831
Shareholders’ equity	544,856			530,971
Total liabilities and shareholders’ equity	$5,972,819			$5,951,573
Net interest income		$35,425			$34,040
Net interest spread			2.33%			2.21%
Net interest margin (D)			2.42%			2.38%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2021			September 30, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$822,262	$8,473	1.37%	$467,881	$6,749	1.92%
Tax-exempt (A) (B)	6,961	243	4.65	9,930	376	5.05

Loans (B) (C):
Mortgages	501,276	11,559	3.07	531,563	13,510	3.39
Commercial mortgages	1,972,723	45,590	3.08	1,989,256	49,745	3.33
Commercial	1,900,231	49,992	3.51	1,977,597	54,450	3.67
Commercial construction	20,418	516	3.37	4,440	187	5.62
Installment	34,724	777	2.98	53,165	1,212	3.04
Home equity	45,672	1,133	3.31	54,627	1,512	3.69
Other	239	15	8.37	321	23	9.55
Total loans	4,475,283	109,582	3.26	4,610,969	120,639	3.49
Federal funds sold	64	—	0.13	102	—	0.25
Interest-earning deposits	465,287	367	0.11	468,064	820	0.23
Total interest-earning assets	5,769,857	118,665	2.74%	5,556,946	128,584	3.09%
Noninterest-earning assets:
Cash and due from banks	10,018			6,149
Allowance for loan and lease losses	(67,592)			(58,896)
Premises and equipment	23,087			21,373
Other assets	203,344			212,716
Total noninterest-earning assets	168,857			181,342
Total assets	$5,938,714			$5,738,288

LIABILITIES:
Interest-bearing deposits:
Checking	$1,996,663	$3,099	0.21%	$1,706,558	$6,219	0.49%
Money markets	1,250,933	2,204	0.23	1,211,720	5,374	0.59
Savings	140,066	55	0.05	118,291	47	0.05
Certificates of deposit – retail	494,255	3,333	0.90	672,308	9,370	1.86
Subtotal interest-bearing deposits	3,881,917	8,691	0.30	3,708,877	21,010	0.76
Interest-bearing demand – brokered	100,110	1,334	1.78	153,358	2,259	1.96
Certificates of deposit – brokered	33,783	791	3.12	33,729	794	3.14
Total interest-bearing deposits	4,015,810	10,816	0.36	3,895,964	24,063	0.82
Borrowings	138,448	448	0.43	330,324	3,360	1.36
Capital lease obligation	6,376	229	4.79	7,266	261	4.79
Subordinated debt	165,053	5,650	4.56	83,496	3,667	5.86
Total interest-bearing liabilities	4,325,687	17,143	0.53%	4,317,050	31,351	0.97%
Noninterest-bearing liabilities:
Demand deposits	932,088			763,414
Accrued expenses and other liabilities	143,045			149,187
Total noninterest-bearing liabilities	1,075,133			912,601
Shareholders’ equity	533,894			508,637
Total liabilities and shareholders’ equity	$5,934,714			$5,738,288
Net interest income		$101,522			$97,233
Net interest spread			2.21%			2.12%
Net interest margin (D)			2.35%			2.33%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios.  Our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2021	2021	2021	2020	2020
Shareholders’ equity	$543,014	$538,459	$522,441	$527,122	$522,728
Less: Intangible assets, net	49,333	43,156	43,524	43,891	39,622
Tangible equity	493,681	495,303	478,917	483,231	483,106

Period end shares outstanding	18,627,910	18,829,877	19,034,870	18,974,703	18,924,953
Tangible book value per share	$26.50	$26.30	$25.16	$25.47	$25.53
Book value per share	29.15	28.60	27.45	27.78	27.62

Tangible Equity to Tangible Assets
Total assets	$6,240,285	$5,791,688	$5,969,627	$5,890,442	$5,958,107
Less: Intangible assets, net	49,333	43,156	43,524	43,891	39,622
Tangible assets	6,190,952	5,748,532	5,926,103	5,846,551	5,918,485
Less: PPP Loans	48,721	83,766	232,721	195,574	201,991
Tangible Assets excluding PPP Loans	6,142,231	5,664,766	5,693,382	5,650,977	5,716,494
Tangible equity to tangible assets	7.97%	8.62%	8.08%	8.27%	8.16%
Tangible equity to tangible assets excluding PPP loans	8.04%	8.74%	8.41%	8.55%	8.45%
Equity to assets (A)	8.70%	9.30%	8.75%	8.95%	8.77%

(A)

Equity to total assets would be 8.77% if PPP loans of $47 million were excluded from total assets as of September 30, 2021. Equity to total assets would be 9.43% if PPP loans of $84 million were excluded from total assets as of June 30, 2021. Equity to total assets would be 9.11% if PPP loans of $233 million were excluded from total assets of March 31, 2021. Equity to total assets would be 9.26% if PPP loans of $196 million were excluded from total assets as of December 31, 2020. Equity to total assets would be 9.08% if PPP loans of $202 million were excluded from total assets as of September 30, 2020.

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Return on Average Tangible Equity	2021	2021	2021	2020	2020
Net income	$14,171	$14,418	$13,178	$3,030	$13,547

Average shareholders’ equity	$544,856	$530,971	$525,643	$523,446	$514,736
Less: Average intangible assets, net	48,757	43,366	43,742	40,336	39,811
Average tangible equity	496,099	487,605	481,901	483,110	474,925

Return on average tangible common equity	11.43%	11.83%	10.94%	2.51%	11.41%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Return on Average Tangible Equity	2021	2020
Net income	$41,767	$23,162

Average shareholders’ equity	$533,894	$508,637
Less: Average intangible assets, net	45,306	40,135
Average tangible equity	488,588	468,502

Return on average tangible common equity	11.40%	6.59%

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2021	2021	2021	2020	2020
Net interest income	$35,211	$33,845	$31,793	$31,735	$32,149
Total other income	17,781	17,678	17,820	14,406	20,211
Add:
Securities (gains)/losses, net	70	(42)	265	42	—
Less:
Loss/(gain) on loans held for sale
at lower of cost or fair value	—	(1,125)	(282)	—	(7,429)
Income from life insurance proceeds	—	(153)	(302)	—	—
Loss/(gain) on swap termination	—	842	—	—	—
Total recurring revenue	53,062	51,045	49,294	46,183	44,931

Operating expenses	32,185	30,684	31,594	39,249	28,461
Less:
FHLB prepayment penalty	—	—	—	4,784	—
Valuation allowance loans held for sale	—	—	—	4,425	—
Write-off of subordinated debt costs	—	648	—	—	—
Swap valuation allowance	1,350	—	—	—	—
Severance expense	—	—	1,532	—	—
Total operating expense	30,835	30,036	30,062	30,040	28,461

Efficiency ratio	58.11%	58.84%	60.99%	65.05%	63.34%

	For the Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2021	2020
Net interest income	$100,849	$95,867
Total other income	53,279	47,354
Add:
Securities (gains)/losses, net	293	(323)
Less:
Loss/(gain) on swap termination	842	—
Income from life insurance proceeds	(455)	—
Loss/(gain) on loans held for sale
at lower of cost or fair value	(1,407)	(7,426)
Total recurring revenue	153,401	135,472

Operating expenses	94,463	85,710
Less:
Write-off of subordinated debt costs	648	—
Swap valuation allowance	1,350	—
Severance expense	1,532	—
Total operating expense	90,933	85,710

Efficiency ratio	59.28%	63.27%